Exhibit 10.10

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 31st day of July, 2003, by and between GARLAND PHYSICIANS’ HOSPITAL, LTD., a Texas limited partnership (“Seller”) and VISTA HOSPITAL OF DALLAS, L.P., a Texas limited partnership (“Purchaser”). LELAND MEDICAL CENTERS, INC., a Texas corporation (“Leland”) is the corporate parent of Seller’s general partner and shall receive a direct benefit by consummation of the transactions contemplated by this Agreement and therefore joins in this Agreement for the purposes stated in Sections 1.02(e), 3.09, 6.03, 8.01 and 11.02 hereof and Article IV and Article X hereof.

RECITALS:

A. Seller owns a fully licensed and operational 113-bed acute care general hospital located in Garland, Texas, commonly known as “Leland Medical Plaza,” and a medical office building that is attached thereto, together with its related businesses and properties (collectively referred to as the “Hospital”).

B. Seller desires to sell to Purchaser and Purchaser desires to purchase substantially all of the assets, real estate, equipment, inventory, fixtures and other property which are directly or indirectly related to, necessary for, or used in connection with, the operation of the Hospital (except for the Retained Assets as defined in Section 1.02 hereof), on the terms and conditions set forth in this Agreement.

C. Seller and Leland will derive substantial benefits from the transactions contemplated by this Agreement and in connection therewith are willing to (i) deliver to Purchaser certain agreements not to compete with Purchaser and the business of the Hospital (the “Business”), and (ii) make certain representations, warranties, covenants and agreements set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.01 Assets to be Purchased. Subject to the terms and conditions hereinafter set forth and except for the Retained Assets, Seller hereby agrees to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser agrees to purchase, accept and acquire from Seller, on the Closing Date (as defined in Section 3.01 hereof), on a going concern basis, all of Sellers’s right, title and interest in and to all of the assets, properties, rights and interests of every kind and description, real, personal or mixed, tangible or intangible owned or used by Seller and its Affiliates (as hereinafter defined) in connection with the operation of the Business (all of which assets, properties, rights and interests are hereinafter collectively referred to as the “Acquired Assets”), including, without limitation, the following:

(a) all legal, beneficial and equitable title to that certain approximately 23-acre tract of real property located in Garland, Texas and being more particularly described on Exhibit A attached to this Agreement, together with (i) all buildings, fixtures and other improvements located thereon or attached to such real property; (ii) all of Seller’s right, title and interest in and to all leases, subleases, franchises, licenses, permits, rights-of-way and easements, if any, appurtenant to or otherwise benefiting such real property or its buildings, fixtures or improvements, and (iii) all other rights and appurtenances pertaining to such land and its improvements, including strips and gores (collectively, the “Real Property”);

(b) all tangible business and personal property, including, without limitation, all major, minor, medical, surgical or other equipment, vehicles, furniture, furnishings, machinery, data processing and computer hardware, appliances and other tangible personal property of every description and kind and all replacement parts therefore and accessories thereto, including, without limitation, those assets listed on Schedule 1.01(b) to this Agreement (collectively, the “Equipment”);

(c) all supplies, goods and inventory used, useable or useful in respect of the Business existing as of the Closing Date, including, but not limited to, pharmaceuticals and medications, food, janitorial and cleaning materials, disposables, linens, consumables, office supplies and medical supplies, including, without limitation, those assets listed on Schedule 1.01(c) to this Agreement (collectively, the “Inventory”);

(d) all deposits, prepaid taxes and expenses, escrows and other advance payments relating to any expenses of the Business to the extent that the same are assignable or transferable, including, without limitation, those items listed on Schedule 1.01(d) (collectively, the “Prepaid Expenses”);

(e) all financial, patient, medical staff and personnel records and other records relating to the Hospital, whether in hard or any other format (including, without limitation, all clinical records, equipment records, medical administrative libraries, medical records, patient billing records, documents, catalogs, books, records, files, operating manuals, current personnel records and computer software (collectively, the “Documentary Information”));

(f) all rights and benefits of Seller in, to or under those written agreements, contracts, sales commitments, purchase orders, customer commitments, security agreements or instruments and undertakings entered into in the ordinary course of the Business which have been (i) entered into on or before the date hereof and are listed on Schedule 1.01(f) to this Agreement or (ii) are entered into after the date hereof, are related exclusively to the Business and satisfy the requirements of Section 6.02 hereof (collectively, the “Acquired Contracts”);

(g) all of Seller’s right, title and interest in and to those personal property leases listed on Schedule 1.01(g) to this Agreement (collectively, the “Personal Property Leases”);

(h) all of Seller’s right, title and interest in and to those real property leases with respect to tenants of the medical office building attached to the hospital building, including, without limitation, those leases listed on Schedule 1.01(h) to this Agreement (collectively, the “Real Property Leases”);

(i) all rights and benefits of Seller under any and all manufacturer’s, merchant’s, repairmen’s and other third-party warranties, guaranties and service or replacement programs relating to the Business or any Acquired Asset, including, without limitation, those assets listed on Schedule 1.01(i) to this Agreement (collectively, the “Warranties”);

(j) all of the licenses, permits, approvals, variances, rights, waivers or consents (collectively, the “Licenses”) issued to Seller by any federal, state, county or local governmental entity or municipality or subdivision thereof or any authority, arbitrator, department, commission, board, bureau, body, agency, court or instrumentality thereof (collectively, “Governmental Authorities”) and used by Seller in connection with the operation of the Business to the extent the same are assignable or transferable, including all Hospital Licenses, certificates of occupancy, Drug Enforcement Administration registrations and certifications, authorizations and/or certifications for participation in the Medicare program or any state Medicaid program and including, without limitation, the Licenses listed on Schedule 1.01(j) to this Agreement;

(k) all of the provider, facility and billing numbers used in connection with the operation of the Business to the extent that the same are assignable or transferable, including, without limitation, those numbers listed on Schedule 1.01(k) to this Agreement;

(l) all names, trade names, trademarks and service marks (or variations thereof) associated with the Hospital, including the name “Garland Physicians’ Hospital” and those other names, marks and logos used by the Hospital and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims assertable by (but not against) Seller related to such assets;

(m) all rights of Seller to those telephone, pager and facsimile numbers utilized by Seller in connection with the operation of the Hospital, including, without limitation, those numbers listed on Schedule 1.01(m) to this Agreement;

(n) all goodwill associated with the Hospital and the Acquired Assets; and

(o) all other property, other than the Retained Assets, of every kind, character or description owned by Seller or its Affiliates and used or held for use in the business of the Hospital, wherever located and whether or not similar to the items specifically set forth above.

For purposes of this Agreement the term “Affiliate” shall mean with respect to any party to this Agreement any entity or person that directly or indirectly controls, is controlled by, or under common control with such party. As used in this definition of “Affiliate”, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

1.02 Retained Assets. Notwithstanding anything contained in Section 1.01 hereof to the contrary, Seller shall, and hereby does, expressly retain all of Seller’s right, title and interest in and to the following assets, properties, rights and interests, including, without limitation, certain assets related to the Business which are expressly described herein (all of which assets, properties, rights and interests are hereinafter collectively referred to as the “Retained Assets”):

(a) cash, cash equivalents, certificates of deposit and other investments in marketable securities of third-party issuers;

(b) all accounts (including intercompany receivables of Seller with any of Seller’s Affiliates, including WMH Physicians Hospital, L.L.C. and Physicians Metroplex Hospital, L.L.C.), notes, interest and other receivables of Seller, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables, disproportionate share payments and cost report settlements related thereto, arising from the rendering of services to inpatients and outpatients in connection with the Business, billed and unbilled, recorded and unrecorded, for services provided by Seller prior to the Effective Time whether payable by private pay patients, private insurance, third party payors, Medicare, Medicaid, CHAMPUS, Blue Cross, or by any other source (collectively “Seller Receivables”);

(c) all of Seller’s interest in the two (2) stand alone medical office buildings that are located adjacent to the Hospital and being more particularly described on Schedule 1.02(c) to this Agreement;

(d) all of Seller’s interest in that certain approximately 0.3 acre tract of real property being more particularly described on Exhibit B attached to this Agreement, together with all buildings, fixtures and other improvements located thereon (the “Retained Real Property”);

(e) any and all names, symbols, trademarks or logos used in connection with the Hospital which include the name “Leland,” or any variants thereof (the “Excluded Marks”); provided, however, Seller and Leland, from and after Closing, grant a non-exclusive license to Purchaser and its successors and assigns to use such names in connection with its use of the personal property contained among the Acquired Assets even though certain items may contain the Excluded Marks, through the useful life of personal property;

(f) the original corporate and tax records of Seller and the general partner thereof;

(g) all documents, records, correspondence, work papers and other documents relating exclusively to the Seller Receivables, the Seller Cost Reports (as defined in Section 7.10 hereof) or Agency Settlements (as defined in Section 7.10 hereof);

(h) all of Seller’s right, title and interest in and to real property and leases relating to the two stand alone medical office buildings described on Schedule 1.02(c);

(i) all of Seller’s or any Affiliate of Seller’s proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses set forth on Schedule 1.02(i) to this Agreement;

(j) all of Seller’s interest in GCH Interests, Ltd., a Texas limited partnership;

(k) all current contracts between any Seller and any Affiliate of Seller with respect to the operation of the Hospital set forth on Schedule 1.02(k) to this Agreement;

(l) the portions of Inventory disposed of, expended or canceled, as the case may be, by Seller after the date of this Agreement and on or prior to the Closing Date in the ordinary course of business, and in accordance with Section 6.02 hereof;

(n) all refunds for (i) insurance policies held by Seller prior to the Closing Date, and (ii) the Seller Cost Reports, whether filed or to be filed, with respect to medical services provided by Seller prior to the Effective Time; and

(o) Seller’s Medicare provider number 45S315 and Seller’s Medicaid provider number 1217911-02, which provider numbers were used by Seller solely to bill for psychological services and related products rendered and/or provided at the Hospital.

1.03 Assignability and Consents. To the extent that the assignment of any Acquired Contract, Personal Property Lease, Real Property Lease, Warranty, License, Prepaid Expense, Documentary Information or other Acquired Asset to be assigned to Purchaser as provided herein shall require the consent or waiver of any third party or any Governmental Authority (each a “Required Consent”), Seller shall use its best efforts to obtain the consent or waiver of each such third party or Governmental Authority to such assignment, in each case in form and substance satisfactory to Purchaser, on or prior to the Closing Date. Schedule 1.03 to this Agreement sets forth a list of all of the Required Consents.

1.04 Assumed Liabilities and Obligations. On the Closing Date, Purchaser shall assume and agree to pay, perform and discharge as and when due only the following obligations and liabilities of Seller:

(a) All executory obligations with respect to the Business accruing exclusively, and based upon events occurring, after the Effective Time (as defined in Section 3.02 hereof) under (i) the Acquired Contracts, (ii) the Personal Property Leases, (iii) the Real Property Leases, and (iv) the Licenses.

All of the foregoing to be assumed by Purchaser hereunder are collectively referred to herein as the “Assumed Liabilities”.

1.05 Retained Liabilities and Obligations. Except for the Assumed Liabilities, Purchaser shall not assume and under no circumstances shall Purchaser be obligated to pay or assume, and none of the assets of Purchaser shall be or become liable for or subject to, any liability, indebtedness, commitment, or obligation of Seller or any of its Affiliates, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise, including, without limitation, the following (collectively, the “Retained Liabilities”):

(a) any debt, obligation, expense or liability of Seller or any of its Affiliates (or any predecessor operator of the Hospital or the Acquired Assets) that is not an Assumed Liability;

(b) claims or potential claims for medical malpractice or general liability arising from events that occurred prior to the Effective Time;

(c) any liabilities associated with or arising out of any of the Retained Assets;

(d) liabilities and obligations in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, CHAMPUS, Blue Cross, or any other third party payor programs, and any liability arising pursuant to the Medicare, Medicaid, CHAMPUS, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;

(e) federal, state or local tax liabilities or obligations in respect of periods prior to the Effective Time, including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, and any FICA, FUTA, workers’ compensation, and any and all other taxes or amounts due and payable as a result of the exercise by the employees at the Hospital of such employee’s right to vacation, sick leave, personal leave, bonus time, holiday benefits or such other paid time-off benefits accrued while in the employ of Seller or any of its Affiliates.

(f) liability for any and all claims by or on behalf of Seller’s current or former employees relating to periods prior to the Effective Time, including, without limitation,

liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, ADA claim, FMLA claim, wage and hour claim, unemployment compensation claim, or workers’ compensation claim;

(g) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations or inquiry of, or claims or actions against, Seller or any of its Affiliates or any of their employees, medical staff, agents, vendors or representatives (including but not limited to inquiries of, or claims or actions by, the Office of Inspector General (“OIG”), Federal Bureau of Investigation (“FBI”), the Department of Justice (“DOJ”), Internal Revenue Service (“IRS”), and/or any state agency or private individual acting in the capacity of qui tam relator or qui tam plaintiff), with respect to acts or omissions prior to the Effective Time, including, without limitation, damages, penalties, fines, assessments and attorneys’ fees, as well as any costs associated with or arising from researching, reviewing, providing or copying records and responding to search warrants, civil investigative demands, summons or subpoenas;

(h) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of Seller, its Affiliates or their respective partners, directors, officers, employees and agents claimed to violate any constitutional provision, statute, ordinance or other law, rule, regulation, interpretation or order of any governmental entity, including, without limitation, any costs associated with, or arising from: providing or copying records; responding to search warrants, summons, or subpoenas; and providing legal counsel to any employee, officer or director of Purchaser or its Affiliates in connection therewith;

(i) liabilities or obligations arising as a result of any breach by Seller at any time of any contract or commitment that is not assumed by Purchaser;

(j) liabilities or obligations arising out of any breach by Seller prior to the Effective Time of any Acquired Contract, Personal Property Lease or Real Property Lease;

(k) any debt, obligation, expense, or liability arising out of or incurred solely as a result of any transaction of Seller occurring after the Effective Time or arising out of any violation by Seller of any law, regulation, or ordinance at any time (including, without limitation, those pertaining to fraud, environmental, healthcare regulatory and ERISA matters);

(l) all liabilities and obligations relating to any oral agreements, oral contracts or oral understandings with any referral sources including, but not limited to, physicians, unless reduced to writing and expressly assumed as part of the Acquired Contracts; and

(m) liabilities or obligations with respect to the ownership or operation of any assets owned or operated by Seller or any of its Affiliates other than the Acquired Assets.

ARTICLE II

PURCHASE PRICE

2.01 Payment. As full payment for the Acquired Assets and the Noncompetition Agreement (as defined in Section 3.09 hereof), at the Closing Purchaser shall (a) assume the Assumed Liabilities, and (b) shall pay and/or deliver to Seller:

(i) the sum of Six Million Thirty Thousand Dollars ($6,030,000.00), by wire transfer of immediately available funds to such accounts as shall be designated in writing by Seller at least three (3) business days prior to the Closing Date (the “Cash Portion”); and

(ii) the Purchaser’s promissory note in the principal amount of Six Hundred Seventy Thousand Dollars ($670,000.00) and substantially in the form attached hereto as Exhibit C (the “Note”).

The Cash Portion and the original principal amount of the Note are collectively referred to herein as the “Purchase Price.”

2.02 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities represent the amount agreed upon by the parties to be the value of the Acquired Assets and the Noncompetition Agreement, it being further agreed that the Purchase Price and the Assumed Liabilities shall be allocated among the Acquired Assets and the Noncompetition Agreement in accordance with the allocation set forth on Schedule 2.02. Purchaser and Seller shall report the purchase and sale of the Acquired Assets and the Noncompetition Agreement in their respective federal, state or local tax returns in accordance with the allocation set forth on such Schedule 2.02.

ARTICLE III

CLOSING

3.01 Date, Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Purchaser’s legal counsel, Hallett & Perrin, P.C., 2001 Bryan Street, Suite 3900, Dallas, Texas 75201, at 10:00 a.m., local Dallas, Texas time, on August 14, 2003, or as promptly as practicable thereafter as soon as the conditions set forth in Article VIII are satisfied, or at such other date, time or place fixed by mutual written consent of Purchaser and Seller, but in no event later than September 3, 2003. All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed (the time and date of such Closing is referred to herein as the “Closing Date”).

3.02 Effective Time. The transactions contemplated by this Agreement shall be deemed effective for tax, accounting and all other purposes as of 12:01 a.m., local Dallas, Texas time, on the day immediately following the Closing Date (the “Effective Time”), unless otherwise mutually agreed in writing by the parties.

3.03 Conveyance of Assets. At the Closing, Seller shall deliver or cause to be delivered to Purchaser for the purpose of transferring the Acquired Assets to Purchaser such documents, bills of sale, certificates of title, endorsements, assignments and instruments necessary, advisable or desirable to vest in Purchaser good and marketable title to all of the Acquired Assets being transferred by Seller to Purchaser hereunder, including, without limitation, the following (such documents and instruments hereinafter collectively referred to as the “Transfer Documents”):

(a) A Special Warranty Deed fully executed by Seller in recordable form, conveying to Purchaser good and marketable fee simple title and full ownership to the Real Property described in Schedule 1.01(a), subject only to the Permitted Encumbrances (as defined in Section 4.16);

(b) A General Bill of Sale and Assignment, in form satisfactory to Purchaser and fully executed by Seller, conveying to Purchaser good, valid and marketable title and full ownership to all tangible assets which are a part of the Acquired Assets and valid title to all intangible assets which are a part of the Acquired Assets, free and clear of all Liens (as hereinafter defined), other than the Assumed Liabilities;

(c) Certificates of Title to all vehicles which constitute a part of the Acquired Assets endorsed by Seller together with completed originals of any forms required by the State of Texas to transfer the same free and clear of all Liens;

(d) An Assignment of Leases and Contracts, fully executed by Seller, conveying to Purchaser Seller’s interest in the Acquired Contracts, the Personal Property Leases and the Real Property Leases; and

(e) An Owner’s Policy of Title Insurance covering the Real Property, as described in and provided by Section 7.02 hereof.

(f) If requested by Purchaser, written notice from Seller of the conveyance of the Real Property hereunder to each tenant of the Real Property under the Real Property Leases in substantially the form attached hereto as Exhibit H.

(g) The Officer’s Certificate described in Section 8.02(b) hereof.

(h) Originals of the Real Property Leases.

(i) Possession of the Real Property free and clear of all parties in possession except tenants under the Real Property Leases, and (to the extent in Seller’s possession) all keys, codes and other security devices for the Real Property.

All Acquired Assets shall be free and clear of any and all liens, prior assignments, security interests, charges, pledges, claims or encumbrances whatsoever (collectively, “Liens”), except Liens relating to the Assumed Liabilities and with respect to the Real Property, and except the Permitted Encumbrances (as defined in Secion 4.16 hereof).

3.04 Assumption Instrument. At the Closing, Purchaser shall execute and deliver to Seller an assumption agreement with respect to the Assumed Liabilities, in substantially the form attached hereto as Exhibit D (the “Assumption Instrument”).

3.05 Payment of Purchase Price. At the Closing, Purchaser shall pay to Seller the Purchase Price by delivering to Seller the Cash Portion as contemplated by Section 2.01 and the Note.

3.06 Taxes, Charges and Fees.

(a) Sales, Use and Transfer Taxes; Title and Survey Costs. At the Closing, Seller shall pay all transfer taxes, documentary stamp taxes, title search and title insurance fees and costs, survey costs and recording charges and any other taxes imposed by any Governmental Authority or otherwise incurred by either party in connection with the sale and transfer of the Acquired Assets. Seller shall be solely responsible for any and all taxes imposed by any Governmental Authority in connection with the ownership, use, sale or rental of the Acquired Assets on or prior to the Closing Date. In addition, Seller shall have the sole responsibility of representing its position in any future audit by any Governmental Authority with respect to any tax periods during which the Seller owned the Acquired Assets or operated the Business.

(b) Proration of Personal Property Taxes. Personal property taxes associated with the Acquired Assets that are imposed on a periodic basis and are payable for a tax period that includes (but does not end on) the Closing Date shall be prorated as of the Closing Date, and Seller shall bear the proportion, and shall have the sole responsibility of, such taxes (and any payments due on account of such taxes) equal to a fraction, the numerator of which is equal to the number of days which shall have elapsed from the beginning of the applicable tax period to and including the Closing Date and the denominator of which is the number of days in the entire applicable tax period. Purchaser shall have the sole responsibility for the remainder of such taxes (and any payments due on account of such taxes). If the tax statement or appropriate information for such tax period is not in the possession of the Seller on the Closing Date, the tax proration payment shall be made by Seller to Purchaser at Closing based on a reasonable estimate taking into account the prior period’s taxes and any publicly announced tax rate increase or decrease or change in the law governing such taxes, and Purchaser shall pay such taxes for such period when due, and any adjustments shall be made as soon thereafter as the tax statement or appropriate information is received.

(c) Proration of Real Property Taxes. The real property taxes and assessments required to be paid by Seller with respect to the Real Property shall be prorated as of the

Closing Date between Purchaser and Seller in the same manner as described in Section 3.06(b) hereof. If the tax statement or appropriate information for such tax period is not in the possession of the Seller on the Closing Date, the tax proration payment shall be made by Seller to Purchaser at Closing based on a reasonable estimate taking into account the prior period’s taxes and any publicly announced tax rate increase or decrease or change in the law governing such taxes, and Purchaser shall pay such taxes for such period when due, and any adjustments shall be made as soon thereafter as the tax statement or appropriate information is received.

3.07 Proration of Utilities and Assessments. Seller and Purchaser agree that utilities and assessments on the Business and the Acquired Assets shall be prorated on a daily basis between Seller and Purchaser, with Seller responsible for such utilities and assessments through and including the Closing Date. If Purchaser or Seller should subsequently receive any refund of such utilities or assessments, such refund shall be similarly apportioned and the party receiving such refund shall remit to the other party its proportionate part thereof.

3.08 Security Deposits and Proration of Rents. Seller shall credit to Purchaser (and Purchaser shall receive a credit against the Purchase Price) for the security deposits, if any, held under the Real Property Leases. Seller and Purchaser agree that any and all amounts received pursuant to the Real Property Leases, including any and all rental or lease payments, shall be allocated between the Purchaser and Seller on a prorated daily basis with Seller entitled to all amounts earned or accrued through and including the Closing Date. Notwithstanding the foregoing, no proration shall be made for any delinquent rents existing as of the date of Closing; with respect to any such delinquent rents, Purchaser shall make a reasonable attempt to collect the same for Seller’s benefit after Closing in the usual course of operation of the Real Property, and any such collections shall be remitted to Seller promptly upon receipt by Purchaser; provided, however, that nothing contained herein shall operate to require Purchaser to institute any lawsuit or other collection procedure to collect such delinquent rents. The first monies collected from tenants shall be applied to the month of receipt, and any other monies shall be applied to the earliest period for which rents are owing. Seller shall pay all leasing commissions and tenant costs (including, without limitation, tenant improvement costs, moving costs, design costs incurred by the tenant, lease buyout costs and similar tenant inducement costs) in connection with the Real Property Leases; provided, however, that Purchaser shall pay all leasing commissions and tenant costs (including, without limitation, tenant improvement costs, moving costs, design costs incurred by the tenant, lease buyout costs and similar tenant inducement costs) related to any post-Closing renewals, extensions or expansions by the tenants under the Real Property Leases. Where the Real Property Leases contain tenant obligations for taxes, common area expenses, operating expenses or additional charges of any other nature, and where Seller shall have collected any portion thereof in excess of amounts owed by tenants for such items with respect to the period prior to the Closing, then there shall be an adjustment and credit given to Purchaser on the Closing Date for such excess amounts collected, if any. Purchaser shall apply all such excess amounts to the charges owed by Purchaser for such items for the period after the Closing Date.

3.09 Noncompetition Agreement. At the Closing, Seller, Leland and Purchaser shall enter into a Noncompetition Agreement (herein so called) in substantially the form attached hereto as Exhibit E.

3.10 Other Documents. All other documents, certificates, consents, approvals and notations, confirmations and papers required by Article VIII hereof as conditions to Closing, and all appropriate receipts, shall be delivered to Seller and to Purchaser, as the case may be, at the Closing.

3.11 Covenants and Further Assurance. Seller shall, at any time and from time to time after the Closing Date, upon request of Purchaser and without further cost or expense to Purchaser, execute and deliver such instruments of conveyance and assignment and shall take such action as Purchaser may reasonably request to more effectively transfer to and vest in Purchaser, and to put Purchaser in possession of, any and all of the Acquired Assets, free and clear of any and all Liens (other than Liens relating to the Personal Property Leases and the Permitted Encumbrances), or otherwise carry out the transactions contemplated by this Agreement. Purchaser shall, at the time and from time to time after the Closing Date, upon request of Seller and without further cost or expense to Seller, execute and deliver such instruments of assumption and shall take such other action as Seller may reasonably request to more effectively evidence or effect the assumption by Purchaser of the Assumed Liabilities or otherwise carry out the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND LELAND

In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Leland, jointly and severally, hereby represent and warrant as of the date hereof as follows:

4.01 Existence and Capacity.

(a) Seller is a limited partnership, duly organized and validly existing under the laws of the State of Texas. Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted. The sole general partner of Seller is LMC GPH, Inc., which is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas (the “General Partner”). The General Partner has the requisite corporate power and authority to execute this Agreement on behalf of Seller, to perform Seller’s obligations hereunder and to conduct its business as now being conducted. The State of Texas is the only jurisdiction in which the operations of Seller make it necessary to be qualified to do business.

(b) Leland is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas. Leland has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted.

4.02 Authorization.

(a) The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered by Seller in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been, and the other agreements and instruments to be executed and delivered by Seller in connection herewith will be, on or prior to the Closing Date, duly executed and delivered by Seller, and constitute, or upon execution and delivery will constitute, the valid, legal and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

(b) The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered by Leland in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Leland. This Agreement has been, and the other agreements and instruments to be executed and delivered by Leland in connection herewith will be, on or prior to the Closing Date, duly executed and delivered by Leland, and constitute, or upon execution and delivery will constitute, the valid, legal and binding obligations of Leland, enforceable against Leland in accordance with their respective terms.

4.03 Conflicts; Defaults. The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Seller do not, and the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby or thereby, will not as of the Closing Date (i) violate, conflict with, or constitute a breach or default under any of the terms of Seller’s organizational documents, or except for the Required Consents, any License, patent, trademark, copyright or other intellectual property right of Seller, Warranty, Documentary Information, Acquired Contract, Personal Property Lease or Real Property Lease or any other obligation under or with respect to the Acquired Assets, (ii) result in the creation or imposition of any Liens in favor of any third party upon any of the Acquired Assets or the Business, (iii) violate or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to, any Governmental Authority pursuant to any law, statute, judgment, decree, injunction, order, writ, rule or regulation of any Governmental Authority affecting the Business or the Acquired Assets; or (iv) conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, cancel or accelerate any obligation under, any contract, agreement, note, bond, guarantee, deed of trust, loan agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which Seller is a party or by which Seller or any of its assets or properties are bound or affected, including, without limitation, the Acquired Assets. There is no pending or, to the best knowledge of Seller, threatened action, suit, claim, proceeding, inquiry or investigation before or by any Governmental Authority, involving or to restrain or prevent the consummation of the transactions contemplated by this Agreement or that might reasonably be expected to affect the right of Purchaser to acquire or own the Acquired Assets or the right of Purchaser to operate the Business in substantially the manner in which it currently is operated.

4.04 Absence of Undisclosed Information. Except as otherwise disclosed in any Schedule attached hereto and listed on the List of Schedules made part of this Agreement provided for herein, the Business and the Acquired Assets are not subject to any liabilities or obligations of any nature, fixed or contingent, or any facts that might give rise to any such liabilities or obligations, which would materially adversely affect the business, business prospects, assets, financial condition or results of operations of the Business.

4.05 Financial Statements; Financial Information.

(a) Seller has heretofore delivered to Purchaser true and correct copies of the Seller’s audited balance sheet as at December 31, 2001, and related statements of operations, retained earnings and cash flows for the twelve month period ending December 31, 2001, together with the notes relating thereto (collectively, the “Audited Financial Statements”). The Audited Financial Statements: (A) have been prepared in accordance with the books and records of Seller; (B) have been prepared in accordance with generally accepting accounting principles consistently applied with Seller’s financial statements for its business; (C) reflect and provide adequate reserves and disclosures in respect of all liabilities of the Business, including without limitation, all contingent liabilities, as of December 31, 2001 to the extent required by generally accepted accounting principles consistently applied; and (D) present fairly the financial condition of the Business at such date and the results of operations and cash flows of the Business for the period then ended.

(b) Seller has heretofore delivered to Purchaser true and correct copies of the Seller’s unaudited balance sheet as at April 30, 2003, and related income statement for the four (4) month period ending April 30, 2003.

(c) Seller has heretofore delivered to Purchaser a true and correct, in all material respects, summary of all of Seller’s outstanding liabilities as of July 28, 2003 (the “Summary of Outstanding Liabilities”). The Summary of Outstanding Liabilities (i) has been prepared based on the books and records of the Seller, and (ii) accurately and completely sets forth, in all material respects, all liabilities of Seller as of July 28, 2003.

4.06 Adequacy of Acquired Assets. Seller has good and marketable title to all of the Acquired Assets and the Acquired Assets are, or will be, upon consummation of the transactions contemplated by this Agreement on the Closing Date, free and clear of all Liens (other than Liens relating to the Assumed Liabilities and with respect to the Real Property, and except the Permitted Encumbrances). The Acquired Assets include all assets and properties of Seller of every kind and description, real, personal or mixed, tangible or intangible, the use of which is reasonably necessary to enable Purchaser to conduct the Business as it has been conducted by Seller prior to the date hereof. Except for those liabilities that shall be paid by Seller at Closing, there are no unpaid liabilities, claims or obligations arising from the ownership, use or operation of the Acquired Assets or the Business which could give rise to any mechanic’s, materialman’s or other statutory lien against the Acquired Assets, or for which Purchaser could be held responsible. Except as expressly set forth in this Article IV, the Acquired Assets transferred to Purchaser will be sold by Seller and purchased by Purchaser in their physical condition on the Closing Date, “AS IS, WHERE IS AND WITH ALL FAULTS” and “WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION,” with respect to the Real Property, land, buildings and improvements, and “WITH NO WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE,” with respect to the physical condition of the Equipment and Inventory, any and all of which warranties (both express and implied) Seller hereby disclaims. All of the foregoing real and personal property shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use of the inventory and supplies in the ordinary course of business up to the Closing Date.

4.07 Personal Property Leases. Schedule 1.01(g) to this Agreement sets forth as of the date of this Agreement a list and brief description of each lease or other agreement or right, whether written or oral, under which Seller is lessee of, or holds or operates any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in connection with the Business. All Personal Property Leases to which Seller is a party either as lessor or lessee with respect to the Acquired Assets are valid and enforceable in accordance with their respective terms, and except as disclosed on Schedule 1.01(g) there is not under any of such leases any material breach or default on the part of Seller or, to the knowledge of Seller, on the part of any other party thereto, or any condition or event that, with the giving of notice or lapse of time or both, would constitute such a material breach or default on the part of Seller or, to the knowledge of Seller, on the part of any other party thereto.

4.08 Real Property Leases. The Real Property Leases are valid and existing leases and are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms and all rental and other payments due under each of the Real Property Leases have been duly paid in accordance with the terms of such Real Property Leases. Except as set forth in Schedule 4.08, there is no breach or event of default on the part of any party to any Real Property Lease and no condition or event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default, has occurred and is continuing. No waiver, indulgence or postponement of any tenant’s obligations under any Real Property Lease has been granted by the Seller. No construction, alteration or other leasehold improvement work with respect to any of the Real Property Leases remains to be paid for or to be performed by Seller.

4.09 Intellectual Property. (a) Schedule 4.09 to this Agreement sets forth a true and accurate description of all intellectual property and all registrations and applications for any of the foregoing owned or used by Seller in connection with the conduct of the Business (the “Intellectual Property”).

(b) Seller is the owner of all right, title and interest in and to the Intellectual Property free and clear of all Liens and without obligation to make any royalty, license or other payment with respect thereto, including, without limitation, any royalty, license or other payment resulting from any infringement of any third party rights.

(c) There have not been any claims, actions or judicial or other adversary proceedings involving Seller concerning any item of the Intellectual Property; there is no basis for any such action or proceeding; and to the best knowledge of Seller no such action or proceeding is threatened.

4.10 Contracts and Commitments. Except as set forth in Schedule 4.10 to this Agreement, Seller is not, with respect to the Business or the Acquired Assets, a party to any written or oral:

(i) contract not made in the ordinary course of business, other than this Agreement, under which the total outstanding obligation is in excess of Ten Thousand Dollars ($10,000.00);

(ii) consulting agreement or contract for the employment of any employee or other person on a full-time, part-time or consulting basis that is not terminable upon notice of thirty (30) days or less without cost or other liability resulting solely from such termination;

(iii) agreement relating to the lease of any property, real or personal, whether as lessor or lessee that involves future obligations of more than Ten Thousand Dollars ($10,000.00);

(iv) contract for the purchase or sale of real property or capital or fixed assets that involves future obligations of more than Ten Thousand Dollars ($10,000.00); or

(v) contracts and other agreements containing covenants under which the Business may not compete in any line of business or with any person in any geographic area.

Except as set forth in Schedule 4.10 to this Agreement, Seller is not in breach of or in default under and, to Seller’s knowledge, no other party thereto is in breach of or default under, any of the contracts, agreements or arrangements set forth in Schedule 4.10 to this Agreement, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default. True, correct and complete copies of such contracts, agreements or instruments have been delivered to Purchaser.

4.11 Inventory. Except as set forth in Schedule 4.11 to this Agreement, Seller has good title to all Inventory included as part of the Acquired Assets, free and clear of all Liens. The Inventory is adequate for the conduct of the Business and inventory levels are not in excess of the normal operating requirements of the Business in the ordinary course of business consistent with past practices.

4.12 Licenses. The Hospital is duly licensed as a 113-bed general acute care hospital pursuant to the applicable laws of the State of Texas. The pharmacies, laboratories, and all other ancillary departments located at the Hospital or operated for the benefit of the Hospital which are required to be specially licensed are duly licensed by the Department of Health of the State of Texas (“TDH”) or other appropriate licensing agency. Seller has all other licenses, permits, and approvals which are needed or required by law to operate the business related to or affecting the Hospital or any ancillary services related thereto. Seller has delivered to Purchaser an accurate and complete list (Schedule 1.01(j)) of all such Licenses owned or held by Seller relating to the ownership, development, or operation of the Hospital or the Acquired Assets, all of which are now and as of Closing shall be valid, in full force and effect and not subject to meritorious challenge. All applications required to have been filed for the renewal of the Licenses have been duly filed on a timely basis, or with appropriate extensions, each with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Licenses have been duly made on a timely basis, each with the appropriate Governmental Authority.

4.13 Medicare Participation/Accreditation. The Hospital is certified for participation in the Medicare, Medicaid and CHAMPUS programs, has a current and valid provider contract with such programs, is in compliance with the conditions of participation in such programs, and has received all approvals or qualifications necessary for capital reimbursement for the Hospital. The Hospital is duly accredited, with no contingencies by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”) for the three (3) year period ending August 24, 2003. A copy of the most recent accreditation letter from JCAHO pertaining to the Hospital has been made available to Purchaser. Neither Seller nor any of its officers, directors, managing employees, or controlling partners are excluded from participation in the Medicare, Medicaid or CHAMPUS programs, nor is any such exclusion threatened. Seller has not received any notice from any of the Medicare, Medicaid or CHAMPUS programs, or any other third party payor programs of any pending or threatened investigations or surveys, and Seller has no reason to believe that any such investigations or surveys are pending, threatened, or imminent. Attached hereto as Schedule 4.13 is a copy of any Statement of Deficiencies and Plan of Correction (Form HCFA-2567) received during the past three (3) years with respect to the Hospital.

4.14 Third Party Payors. In addition to the Medicare, Medicaid and CHAMPUS programs, the Hospital has current and valid provider contracts with those third party payors listed on Schedule 4.14 hereto. True, correct and complete copies of such third party payor contracts have been provided to Purchaser by Seller. Seller is not in breach of or in default under any third party payor contract and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default.

4.15 Regulatory Compliance. The Hospital is in compliance with all applicable statutes, rules, regulations, and requirements of all Governmental Authorities having jurisdiction over the Hospital and the Acquired Assets and the operations of the Hospital and the Acquired Assets. Seller has timely filed all reports, data, and other information required to be filed with such Governmental Authorities. The Hospital has received no notice of any violation of federal or state fraud and abuse or self referral laws, nor does Seller have knowledge of any such violations in connection with the operation of its business. Neither Seller nor any of its employees have committed a violation of federal or state laws regulating health care fraud, including but not limited to the federal Anti-Kickback Law, 42 U.S.C. Section 1320a-7b, the Stark I and II Laws, 42 U.S.C. Section 1395nn, as amended, and the False Claims Act, 31 U.S.C. Section 3729, et seq.

4.16 Real Property. Seller owns good, marketable, fee simple (full ownership) title to the Real Property, together with all buildings, improvements, fixtures and component parts thereon and all easements, servitudes, appurtenances and rights thereto, and except as described in Schedule 4.16, Seller has not created any mortgages, liens, restrictions, agreements, claims, or other encumbrances which cause title to such Real Property to be unmarketable or which will materially interfere with the use by Purchaser of the Acquired Assets in a manner consistent with the current use by Seller. The Real Property will be conveyed to Purchaser subject to (i) current taxes not yet due and payable, (ii) any lease obligation expressly assumed hereunder by Purchaser, and (iii) easements and other restrictions of record as more particularly described in Schedule 4.16 hereto (collectively, the “Permitted Encumbrances”). In respect of the Real Property, Seller represents and warrants that:

(a) If any lien or liens including, without limitation, mortgage liens, mechanics and materialmen’s liens, and/or judgment liens, which are not Permitted Encumbrances or Assumed Liabilities, are asserted against the Real Property, Seller shall promptly obtain the release of such lien(s);

(b) Seller has not received notice of a violation of any applicable ordinance or other law, order, regulation, or requirement and has not received notice of condemnation, lien, assessment, or the like relating to any part of the Real Property or the operation thereof and, to Seller’s knowledge, no such notice is threatened or contemplated;

(c) At Closing, Seller shall convey by special warranty deed to Purchaser good and marketable fee simple (full ownership) title to the Real Property, free and clear of any Lien, except for the Permitted Encumbrances;

(d) The Real Property and its operation are in compliance with all applicable zoning ordinances, and the consummation of the transactions contemplated herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing, and if any of the improvements on the Real Property are damaged or destroyed subsequent to Closing, the repair or replacement of same by Purchaser to the condition existing immediately prior to Closing will not violate applicable zoning ordinances (assuming there has been no change in such zoning ordinances);

(e) Except for the Permitted Encumbrances, the Real Property is subject to no easements, servitudes, restrictions, ordinances, or such other limitations on title which make or could make the Real Property, or any part thereof, unusable for its current use or unmarketable;

(f) All utilities serving the Real Property are, and, to the extent within Seller’s control, shall be at Closing, adequate to operate the Real Property in the manner it is currently operated;

(g) Except for those tenants in possession of the Real Property under the Real Property Leases listed on Schedule 1.01(h), there are no parties in possession of, or claiming any possession, adverse or not, to or other interest in, any portion of the Real Property as lessees, tenants at sufferance, trespassers or, to Seller’s knowledge, otherwise. No tenant is entitled to any rebate, concession or free rent, other than as set forth in the lease or contract with such tenant; no commitments have been made to any tenant for repairs or improvements other than for normal repairs and maintenance in the future; and except as will be released by Garland Community Hospital, Ltd. at Closing, no rents due under any Real Property Leases with tenants have been assigned or hypothecated to or encumbered by any person; the copies of the Real Property Leases provided to Purchaser pursuant to Section 6.04(c) hereof are true, correct and complete and are the only leases in effect with respect to the Real Property; such Real Property Leases are in full force and effect; such tenants are the sole tenants at the Real Property and are currently occupying same; except as disclosed in Schedule 4.16(g), such tenants are current in the payment of monthly base rent due under the Real Property Leases and are current in the payment of all other charges due under the Real Property Leases; there are no defaults by Seller or the tenants under the Real Property Leases and no conditions exist which by the giving of notice or with the passage of time would constitute such a default; all brokerage commissions with respect to the Real Property Leases have been paid in full and there will be no brokerage commissions due in respect of any extension or renewal of the Real Property Leases (this representation shall survive the Closing indefinitely notwithstanding the limits on survival set forth in Section 11.01 hereof); Seller has not and shall not in the future collect any installment of rent more than thirty (30) days in advance of its date due; the tenants have has not paid a security deposit or any other deposits to Seller or any prior landlord except as set forth in Schedule 4.16(g) attached hereto;

(h) Except as set forth on Schedule 4.16(h), any division of the Real Property by Seller or its Affiliates, including the division required to exclude the tract described in Section 1.02(d) hereof, has been done in compliance with all applicable subdivision, zoning or other land use laws, regulations, ordinances or requirements.

(i) Seller has not received any written condemnation notice from any Governmental Entity with respect to all or part of the Real Property and to Seller’s acknowledge no condemnation or eminent domain action is threatened or contemplated;

(j) Seller has not (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors;

(k) Seller has not granted any options or rights of first refusal to tenants or any other third parties to purchase or otherwise acquire any interest in the Real Property;

(l) All documents and records delivered or made available to Purchaser will be true, correct and complete copies of the documents and records required to be delivered or made available;

(m) Seller currently has in place the public liability, casualty and other insurance coverage with respect to the Real Property. Such policy is in full force and effect, and all premiums due and payable thereunder have been, and at closing will be, fully paid when due. No notice of cancellation has been received or threatened with respect thereto. No insurance company insuring the Improvements has delivered to Seller oral or written notice (i) that any insurance policy now in effect would not be renewed or (ii) that Seller has failed to comply with insurance requirements or (iii) that defects or inadequacies exist in the Real Property, or in any part thereof, which could adversely affect the insurability thereof or the cost of such insurance. At all times from the date hereof through the date of Closing, Seller shall cause to be maintained in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to person or property occurring on the Real Property in at least such amounts as are maintained by Seller on the date hereof;

(n) That, at closing, there will be no unpaid bills, claims, or liens in connection with any construction or repair of the Real Property;

(o) Except as disclosed in the Title Commitment, the Real Property is free and clear of all mechanic’s liens;

(p) Seller has not received written notice of, nor does Seller have actual knowledge or information of, any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to any of the Real Property, or any natural or artificial condition upon or affecting the Real Property, or any part thereof, which would result in any material change in the condition of the Real Property or any part thereof, or would in any way limit or impede the operation of the Real Property;

(q) There are no contracts of construction, maintenance, management, service or supply which would affect the Real Property or operation of the Real Property after Closing except as set forth in Schedule 4.16(q);

(r) Seller has not received any written notice that the Real Property or the current operation thereof is in violation of any laws, regulations, ordinances, rules, orders or other requirements of any governmental authorities having jurisdiction over the Real Property or affecting all or any part thereof or bearing on its construction or operation, or with any private covenants or restrictions, which violations are uncured as of the date hereof;

(s) Seller has all licenses, permits, easements, rights-of-way, including, without limitation, all building and occupancy permits from all governmental authorities having jurisdiction over the Real Property or from private parties for the normal use, maintenance, occupancy, and operation of the Real Property and to insure unimpeded access, ingress and egress to and from the Real Property as required to permit normal usage of the facilities thereon;

(t) Present zoning regulations permit the use of the Real Property as a hospital, the Real Property complies with all applicable parking and zoning regulations, and there are no governmental or private regulations, orders, agreements or instruments restricting the current use and operation of the Real Property except as may be shown in the Title Commitment;

(u) To the best of Seller’s knowledge, (i) there are no public plans or proposals for changes in road grade, access or other municipal improvements which would affect the Real Property or result in any assessments, (ii) no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Real Property is pending, and (iii) no tax proceeding is pending for the reduction or increase of the assessed real estate tax evaluation to the Real Property or any portion thereof; and

(v) Seller has received no written notice of defects, faults or other problems in connection with the soils, subsoils, grading or compaction of the land comprising the Real Property.

4.17 Employee Benefit Plans.

(a) Schedule 4.17 contains a true and complete list of all the following agreements, plans or other arrangements, covering any employee of the Business, which were previously or are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and (ii) any other employee benefit plan, program, policy, or arrangement providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, paid time-off benefits (including without limitation vacation leave, sick leave, personal leave, bonus leave, and leave for civil obligations), retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the “Code”) providing for the same or other benefits) or for deferred compensation, profit sharing bonuses, stock options, restricted stock, phantom stock, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits, whether written or unwritten, formal or informal, which Seller or any of its Affiliates currently sponsors, or to which it has any outstanding present or future obligation to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the “Benefit Plans”).

(b) The Seller has, with respect to each Benefit Plan listed on Schedule 4.17, delivered to the Purchaser, or shall provide to Purchaser within five (5) days after the date hereof, a true and complete set of copies of (i) all Benefit Plans and related trust agreements, annuity contracts or other funding instruments as in effect immediately prior to the Closing Date, together with all amendments thereto which shall become effective at a later date; (ii) all summary plan descriptions for each Benefit Plan required to prepare, file and distribute summary plan descriptions; and (iii) all summaries furnished or made available to employees, officers and directors of any of Seller or the ERISA Controlled Group of all Benefit Plans for which a summary plan description is not required.

(c) The Acquired Assets are not, and Seller does not expect them to become, subject to a lien imposed under the Code or under Title I or Title IV of ERISA including liens arising by virtue of Seller being considered to be aggregated with another entity pursuant to Section 414 of the Code or ERISA Section 4001(a)(14) (“ERISA Controlled Group”).

(d) Neither Seller nor any member of Seller’s ERISA Controlled Group has sponsored, contributed to, participated or agreed to participate in, or had an “obligation to contribute” (as defined in ERISA Section 4212(a)) to a “multiemployer plan” (as defined in Code Section 414(f) or ERISA Sections 4001(a)(3) or (3)(37)(A)) on behalf of any employee of the Business.

(e) Neither Seller nor any member of Seller’s ERISA Controlled Group has at any time sponsored or contributed to, participated or agreed to participate in, a “single employer plan” (as defined in ERISA Section 4001(a)(15)) to which at least two or more of the “contributing sponsors” (as defined in ERISA Section 4001(a)(13)) are not part of the same ERISA Controlled Group.

(f) There are no actions, liens, suits, audits or claims pending or, to Seller’s knowledge, threatened against Seller, with respect to Seller’s maintenance of the Benefit Plans; any Benefit Plan; or the assets of any Benefit Plan; other than routine claims for benefits and other claims that are not material.

(g) Seller and each member of Seller’s ERISA Controlled Group have, at all times, complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), ERISA Sections 601 through 608 and Section 4980B of the Code, and all regulatory guidance thereto.

(h) Each Benefit Plan that constitutes an “eligible retirement plan” as defined in Section 402(c)(8)(B) of the Code, and each related trust agreement, annuity contract or other funding instrument, from which assets may be involved in a “direct rollover” (as defined in Section 401(a)(31) of the Code) or other transfer to Purchaser’s retirement plans has complied with the applicable requirements of the Code and, with respect to Benefit Plans that are qualified under Section 401(a) of the Code, each such Benefit Plan has been so determined by the Internal

Revenue Service pursuant to a current favorable determination letter, or application for such determination has been made and is currently pending.

4.18 Litigation. Except as set forth on Schedule 4.18 attached hereto, there is no pending or, to the best knowledge of Seller, threatened litigation, action, suit, proceeding, claim, investigation, or administrative proceeding against or affecting Seller, by or before any Governmental Authority, involving or relating to the Business or the Acquired Assets.

4.19 Taxes.

(a) Seller has, or by the Closing Date will have, (i) timely filed all Tax (as defined in clause (f) of this Section 4.19) returns, schedules and declarations (including any withholding and information returns) required to be filed by any jurisdiction to which it is or has been subject, all of which Tax returns, schedules and declarations are or will, when filed, be true, complete, accurate and correct in all material respects, (ii) paid in full all Taxes due and payable (or claimed to be due and payable by any federal, state, local or foreign Taxing authority), (iii) paid or finally settled all Tax deficiencies asserted or assessed against it, and (iv) made timely payments to the proper Governmental Authorities of the Taxes required to be deducted and withheld from the wages paid to its employees.

(b) Seller (i) is not delinquent in the payment of any Tax, (ii) has not been granted an extension of time to file any Tax return prior to or on the Closing Date which has expired, or will expire, on or before the Closing Date without such return having been filed, and (iii) has not granted to any other person or entity a power of attorney or similar authorization with respect to the settlement of its liability for Taxes.

(c) No deficiencies for any Tax has been claimed, proposed or assessed (whether or not finally or tentatively, orally or in writing), no requests for waivers of the time to assess any deficiency for any Taxes are pending, and there are no pending or threatened Tax audits, investigations or claims for or relating to (i) the assessment or collection of Taxes, or (ii) a claim for refund made with respect to Taxes previously paid. There are no matters under discussion or dispute with any Governmental Authorities with respect to Taxes that may have been raised, nor are there any issues Seller believes will be raised in the future, by any Taxing authority with respect to Taxes accruing on or prior to the Closing Date.

(d) There are, and as of the Closing Date there will be, no Liens for Taxes upon the Acquired Assets except for statutory Liens for Taxes not yet due or delinquent. Purchaser will take title to the Acquired Assets free and clear of any such Liens.

(e) Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Code.

(f) As used in this Agreement, “Taxes” (and all derivations thereof) means all federal, state, local and foreign sales, use, property, payroll and other taxes imposed by any

Governmental Authority with respect to the ownership, operation, transfer, or use of the Business or the Acquired Assets, or in any other way relating to the Business or the Acquired Assets.

4.20 Employee Agreements. Schedule 4.20 contains a list of the names and current aggregate annual cash compensation and identifies the other material benefits of each employee of the Business and any employment contracts, confidentiality agreements or non-compete agreements to which Seller is a party. Except as set forth on Schedule 4.20 to this Agreement, no labor organization, collective bargaining representative or group represents or claims to represent any of the employees currently engaged in the Business.

4.21 Environmental Laws.

(a) Except as set forth on Schedule 4.21 (i) neither Seller nor the Real Property is subject to any environmental hazards, risks, or liabilities, and (ii) neither Seller nor the Real Property is in violation of any federal, state or local statutes, regulations, laws or orders pertaining to environmental matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as supplemented and amended, the Environmental Cleanup Responsibility Act (“ECRA”), the Resource Conservation and Recovery Act, as amended (“RCRA”), 42 U.S.C. Section 6901, et seq.; the Federal Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, Federal Clean Water Act of 1977, 33 U.S.C. Section 1251, et seq.; Federal Hazardous Materials Transportation Act, 48 U.S.C. Section 1801, et seq.; Federal Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.; and the Federal Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq. No Hazardous Substances (which for purposes of this Section 4.21 shall mean and include any hazardous or toxic substances, pollutants, contaminants, materials or wastes, including but not limited to those substances, pollutants, contaminants, materials and wastes listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or such substances, materials and wastes which are regulated under any federal environmental law or any applicable local or state environmental law, including, but not limited to, CERCLA, ECRA, RCRA; toxic substances as defined under the Toxic Substance Control Act, 15 U.S.C. 2601, et seq.; or any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables and explosives) have been and through the Closing Date will be, disposed of or released or discharged from or onto (including groundwater contamination) the Real Property by Seller in violation of any applicable environmental statute, regulation, or ordinance. Neither Seller, nor to Seller’s knowledge, any prior owners, operators or occupants of the Real Property, have allowed any Hazardous Substances to be discharged, possessed, managed, processed, or otherwise handled on the Real Property in a manner which is in violation of applicable law, and Seller has complied with all environmental laws applicable to any part of the Real Property. Seller shall immediately notify Purchaser, in writing, should Seller become aware of any lien, notice, litigation, or threat of litigation relating to any alleged unauthorized release of any Hazardous Substance or the existence of any Hazardous Substance with respect to any part of the Real Property; and shall promptly furnish the Purchaser with copies of any correspondence, notices, or legal pleadings in connection therewith.

(b) Except as disclosed on Schedule 4.21:

(i) Neither Seller, its Affiliates nor its agents have received any communication (written or oral) that alleges that Seller is not in compliance with all applicable environmental laws;

(ii) Seller has obtained all environmental permits necessary for the operation of the Hospital and related activities, all such permits are in good standing and Seller is in compliance with all terms and conditions of its environmental permits; and

(iii) No portion of the Real Property has ever been used as a landfill, garbage or refuse dump site, waste disposal facility, transfer station or other type of facility for the processing, treatment or disposal of waste materials.

4.22 Employee Relations. Except as set forth on Schedule 4.22, all employees of the Hospital are employees of Seller or LMC LES, Inc., a Texas corporation, which is an Affiliate of Leland. The employee relations of Seller are good. There is no threatened employee strike, work stoppage, or labor dispute pertaining to the Hospital. No union representation question exists respecting any employees of Seller. No collective bargaining agreement, labor contract, letter of understanding, contract or any other arrangement, formal or informal, with any labor union or organization exists or is currently being negotiated by Seller, no demand has been made for recognition by a labor organization by or with respect to any employees of Seller, no union organizing activities by or with respect to any employees of Seller are, to the best knowledge of Seller, taking place, and none of the employees of Seller are represented by any labor union or organization. There is no unfair practice claim against Seller before the National Labor Relations Board, nor any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Hospital, and none has occurred. Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. Seller is not engaged in any unfair labor practices. Seller has complied with all requirements of the Immigration Reform and Control Act of 1986. Except as set forth on Schedule 4.22, there are no pending or, to the best knowledge of Seller, threatened EEOC or DFEH claims, OSHA complaints, DOL complaints, union grievances, wage and hour claims, unemployment compensation claims, workers, compensation claims or the like. There are on the date hereof, and there shall be at all times through the Closing Date, fewer than 100 full-time and part-time employees of the Business. During the ninety (90) day period immediately preceding the Closing Date, no more than fifty (50) full-time and part-time employees of the Business shall have had their employment terminated.

4.23 Third Party Payor Cost Reports. Seller has duly filed on a timely basis all required cost reports with respect to the Hospital for all the fiscal years through and including the fiscal year ended December 31, 2002. All of such cost reports accurately reflect the information to be included thereon and such cost reports do not claim and neither the Hospital nor Seller has received payment or reimbursement in any amount in excess of the amounts provided by law or any applicable agreement that has not been either repaid by Seller or subject to an accepted deferred payment plan. Seller has provided Purchaser with complete and accurate copies of all third party payor cost reports and related forms filed during the past three (3) years by or on behalf of Seller with respect to the Business. Schedule 4.23 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports.

4.24 Medical Staff. Seller has previously delivered to Purchaser a true, correct and complete copy of medical staff privilege and membership application forms, a description of medical staff privileges, all current medical staff bylaws, rules and regulations and amendments thereto, all credentials and appeals procedures not incorporated therein, the name of each current member of the medical staff of the Hospital, the age of each medical staff member, the specialty, if any, of each medical staff member, and all contracts with physicians, physician groups or other members of the medical staff of the Hospital. There are no pending or, to Seller’s knowledge, threatened appeals, challenges, disciplinary or corrective actions or disputes involving applicants, staff members or health professionals.

4.25 Hill-Burton And Other Liens. Neither Seller, nor to Seller’s knowledge, its predecessors, have received any loans, grants or loan guarantees pursuant to the Hill-Burton Act program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Planning and Resources Development Act, and the Community Mental Health Centers Act, as amended, or similar laws or acts relating to health care facilities.

4.26 Insurance. Schedule 4.26 summarizes the professional and general liability insurance policies covering the operations of the Hospital and the property insurance policies covering the Acquired Assets, including the policies’ numbers, terms, identity of insurers, amounts and coverage. All such insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Seller does not provide and is not obligated to provide professional liability coverage for any physician or other health care provider.

4.27 Conflicts Of Interest. Except as set forth on Schedule 4.27, no Affiliate of Seller, nor, to Seller’s knowledge, any Hospital employee: (i) is a supplier of goods or services to Seller, (ii) directly or indirectly controls or is a director, trustee, member, officer, controlling shareholder, employee or agent of any corporation, firm, association, partnership or other business entity which is a supplier of goods or services to Seller, or (iii) is a party to any contract or other agreement with Seller.

4.28 Brokers, Finders and Agents. Neither Seller nor Leland is directly or indirectly obligated to anyone as a broker, finder, agent or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

4.29 Other Information. The information provided and to be provided by Seller to Purchaser in this Agreement or in Exhibits or the Schedules or in any other writing pursuant hereto (including, without limitation, the representations and warranties contained in this Article IV) does not and will not contain any untrue statement of a material fact and does not and will not omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading. Copies of all financial statements, reports, documents and other materials heretofore or hereafter delivered or made available to Purchaser pursuant hereto and thereto were or will be at the time of their delivery to Purchaser true, complete and accurate copies of such financial statements, reports, documents and other materials.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

In order to induce Seller and Leland to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants as of the date hereof as follows:

5.01 Organization and Good Standing: Power and Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser has full power and authority to execute and deliver this Agreement, and to perform Purchaser’s obligations hereunder and to consummate the transactions contemplated hereby. Purchaser is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse affect upon Purchaser.

5.02 Corporate Authorization. The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered by Purchaser in connection herewith and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been, and the other agreements and instruments to be executed and delivered by Purchaser in connection herewith will be, on or prior to the Closing Date, duly executed and delivered by Purchaser, and constitute, or upon execution and delivery will constitute, the valid, legal and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

5.03 Conflicts; Defaults. The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Purchaser do not, and the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby or thereby, will not (i) violate, conflict with, or constitute a breach or default under any of the terms of Purchaser’s Articles of Organization or Regulations; (ii) violate or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to, any Governmental Authority pursuant to any law, statute, judgment, decree, injunction, order, writ, rule or regulation of any Governmental Authority; or (iii) conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, cancel or accelerate any obligation under, any contract, agreement, note, bond, guarantee, deed of trust, loan agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound or affected. There is no pending or, to the best knowledge of Purchaser, threatened action, suit, claim, proceeding, inquiry or investigation before or by any Governmental Authorities, involving or to restrain or prevent the consummation of the transactions contemplated by this Agreement or that might reasonably be expected to affect the right of Purchaser to purchase the Acquired Assets.

5.04 Brokers, Finders and Agents. Purchaser is not directly or indirectly obligated to anyone as a broker, finder, agent or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF SELLER

Seller hereby covenants to Purchaser that:

6.01 Access and Information. Seller shall afford to Purchaser and Purchaser’s accountants, counsel and other representatives full and reasonable access from time to time during normal business hours throughout the period from the date hereof until the Closing Date to Seller’s properties, books, contracts, commitments, personnel and records relating to the Business and the Acquired Assets, and, during such period, Seller will (or will cause its representatives to) furnish to Purchaser and Purchaser’s accountants, counsel and other representatives copies of such documents and all such other information concerning the Acquired Assets, the Retained Assets, the Assumed Liabilities, the Retained Liabilities and the business, properties and personnel of the Business as Purchaser may reasonably request.

6.02 Conduct of the Business Pending Closing. Prior to the earlier of the Closing or termination of this Agreement:

(a) Ordinary Course of Business. Seller shall use all reasonable efforts to preserve the business organization of the Business intact, to keep available to the Business the services of all current employees and to preserve for Purchaser the goodwill of the third party payors, physicians, suppliers, patients, employees and others having business relations with the Business.

(b) Operation of Business. Except as otherwise permitted by this Agreement or consented to in writing by Purchaser, Seller shall continue the operation of the Business in the ordinary course and consistent with past practices, and maintain the assets, properties and rights of the Business (including, without limitation, the Acquired Assets) in at least as good order and condition as exists on the date hereof, subject to ordinary wear and tear.

(c) Material Contracts. Seller shall not enter into any contract, purchase order or other commitment directly or indirectly affecting the Acquired Assets or the Business, except contracts and commitments entered into the ordinary course of business consistent with past practices that are terminable on no more than thirty (30) days notice without penalty or obligation, and that do not call for aggregate payments by, or have an estimated cost of performance to Seller in excess of Five Thousand Dollars ($5,000.00) under any single contract or series of related contracts or in the aggregate of Fifteen Thousand Dollars ($15,000.00) without the prior written consent of Purchaser.

(d) Material Adverse Change. Seller shall give prompt written notice (but not later than five (5) days after the occurrence thereof) to Purchaser of any (i) material adverse change in the business, business prospects, assets, financial condition or results of operation of the Business; and (ii) change that would render any representation or warranty made by Seller hereunder untrue or incomplete in any material respect as of the date of such change.

(e) Compliance with Representations and Warranties. Without limiting the foregoing, except as otherwise expressly provided in this Agreement, Seller shall not take any action or permit to occur any event, directly or indirectly within the control of Seller, that would cause any representation or warranty contained herein to be inaccurate or untrue on or before the Closing Date.

(f) Continued Maintenance. From the date of execution of this Agreement through the Closing Date, Seller shall continue to maintain the Real Property in the ordinary course of business.

(g) No Lease Modifications. From the date of execution of this Agreement through the Closing Date, Seller shall not enter into new leases, terminate or modify or renew any of the Real Property Leases, apply any security deposits or institute any legal action with respect to any default by a tenant of the Real Property, without the prior written consent of Purchaser. From the date of execution of this Agreement through the date of Closing, Seller will comply with the requirements of the “landlord” under the Real Property Leases.

(h) No Zoning Changes. From the date of execution of this Agreement through the Closing Date, Seller will not allow or consent to any zoning change affecting the Real Property.

(i) No Removal of Items from Real Property. From the date of execution of this Agreement through the Closing Date, Seller shall not remove any fixtures, equipment, furnishings or other personal property from the Real Property.

6.03 Exclusivity. From and after the date hereof to and including the Closing Date, neither Seller nor Leland nor any of their respective Affiliates, partners, shareholders, officers, directors, employees, or agents, shall, directly or indirectly, solicit, initiate or engage in or continue (including without limitation, furnishing any information concerning the Acquired Assets or the Business) discussions, inquiries or proposals, or enter into any negotiations for the purpose or with the intention of leading to any proposal, concerning the acquisition or purchase by any other party of the Seller, the Business or any part thereof or any Acquired Asset.

6.04 Due Diligence Items. Within ten (10) business days after the execution of this Agreement Seller shall furnish to Purchaser, at Seller’s sole cost and expense each of the following (collectively, the “Due Diligence Items”):

(a) The most current “as built” survey of the Real Property in Seller’s possession;

(b) A copy of Seller’s title policy with respect to the Real Property, together with all documents constituting exceptions to Seller’s title as reflected in the title policy;

(c) True, correct and complete copies of the Real Property Leases (including all amendments relating thereto);

(d) Copies of all licenses, permits, certificates of occupancy, governmental approvals and other entitlements in the possession of Seller relating to the Real Property;

(e) All environmental reports, structural inspection reports and engineering reports relating to the Real Property in the possession of Seller;

(f) All site plans, plans and specifications or construction drawings for the construction of the Real Property, including change orders, in the possession of Seller; and

(g) A current rent roll, reflecting, by tenant space, the tenant’s name, designation of tenant space, term, the amount of monthly rentals, prepaid or delinquent rentals, if any, that remain outstanding with respect to such tenant or tenant space, if any, and deposits paid by tenants under the Real Property Leases.

6.05 Inspection Period. Purchaser and its advisors, at Purchaser’s sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies of the Real Property, to inspect the Real Property and to evaluate all matters as are deemed relevant to Purchaser in its sole discretion, for a period of time commencing on the date hereof and expiring on the day preceding the Closing Date. Upon reasonable advance notice to Seller, Purchaser and Purchaser’s duly authorized agents or representatives shall be permitted to enter upon the Real Property at all reasonable times in order to conduct environmental studies, engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable; provided, however, that no drilling or other ground penetrations or physical sampling in any building shall be done without Seller’s prior written consent, and Purchaser agrees to conduct such inspections so as to cause the least possible interference or inconvenience to Seller’s and its tenants’ business operations. Purchaser agrees to indemnify and hold Seller harmless from and against any and all costs, liabilities, claims, liens, encumbrances and causes of action (including without limitation reasonable attorneys’ fees) arising out of Purchaser’s actions taken on the Real Property in conjunction with exercising Purchaser’s rights under this

Section 6.05 and such indemnification obligations shall survive the Closing Date or any termination of this Agreement. Seller agrees to cooperate with Purchaser, at no cost to Seller, in having Seller’s existing inspection reports (i.e., its current environmental reports) re-dated and re-certified in favor of Purchaser.

6.06 Estoppel Certificates. Seller shall use its best efforts to deliver to Purchaser at or prior to Closing an Estoppel Certificate in the form of Exhibit G attached hereto, signed by each of the tenants under the Real Property Leases, dated not more than twenty (20) days prior to Closing.

ARTICLE VII

ADDITIONAL AGREEMENTS OF SELLER AND PURCHASER

7.01 Employee Matters.

(a) Employment. Seller agrees to cooperate with Purchaser and give Purchaser access to employee information and assistance with employee communications in connection with Purchaser’s potential employment of the current employees of the Business. Seller will also cooperate and assist Purchaser in connection with any pre-employment screening, interviewing, physicals or drug testing, with respect to Seller’s employees, that Purchaser desires to conduct, as well as distribution of communication materials and enrollment forms for Purchaser’s employee benefit plans. However, Purchaser shall be under no obligation to (i) hire any employees of the Business; (ii) maintain any of Seller’s employees which it does hire at the same position, title, or level or responsibility that they had with Seller; (iii) grant seniority or service credit or recognize paid time-off benefits (including without limitation accrued vacation, holidays or sick leave time, or leave for civic obligations) to any such employee; or (iv) pay any specified level of compensation or benefits to any such employee.

(b) Employment Liabilities. Purchaser does not assume, and Seller hereby retains, at its own expense, any and all employment related costs, obligations, and liabilities of the Business incurred on or prior to Closing or which relate to events, occurrences, conditions, actions, or inactions which took place or were in effect on or prior to Closing (whether or not reported, filed, billed, or paid for on or prior to Closing), including, without limitation, costs, obligations and liabilities relating to severance rights of employees of the Business, employment discrimination, unfair labor practices, wage and hour laws, health and safety, workers compensation, wrongful discharge, compensation, fringe benefits, insurance, employee benefit plans, pensions, retiree medical, severance pay, vacations, torts, accidents, disabilities, injuries, sickness, exposure to harmful conditions, breach of oral or written employment contracts or collective bargaining agreements, or breach of law, statute, judgment, decree, injunction, order, writ, rule or regulation of any Governmental Authority, without regard to the employment by Purchaser of any of the employees of the Business after Closing. The entire liability for continuing acts or conditions (such as exposure to harmful conditions or continuing discrimination) shall be retained and assumed by Seller if any material portion of the act or condition occurred on or prior to Closing.

(c) COBRA. Purchaser does not assume, and Seller agrees to be solely responsible for, any and all liabilities and obligations whatsoever relating to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) which arise prior to, or which relate to, or arise out of or in connection with, this transaction or the events contemplated by this Agreement. Seller shall indemnify and hold harmless Purchaser from and against any and all COBRA liabilities or obligations accrued with respect to employees of the Business, or arising under or pursuant to or in connection with the Benefit Plans. Purchaser may provide such benefits to employees of the Business who transfer employment to the Purchaser on or after Closing as Purchaser shall determine, in its sole and absolute discretion.

7.02 Title Commitment. Seller shall cause to be furnished to Purchaser within fifteen (15) days after the date of this Agreement, at Seller’s sole cost and expense, a current title commitment (the “Title Commitment”) issued by Stewart Title Guaranty Company—Commercial Division, 1980 Post Oak Boulevard, Suite 110, Houston, Texas 77056, or such other nationally recognized title insurance company reasonably acceptable to both parties (the “Title Company”), together with legible copies of all exceptions to title referenced therein. The Title Commitment shall set forth the state of title to the Real Property, together with all exceptions or conditions to such title, including, without limitation, all easements, restrictions, rights-of-way, covenants, reservations, and all other encumbrances affecting the Real Property which would appear in an owners’ title policy, if issued. The Title Commitment shall contain the express commitment of the Title Company to issue an owners, title policy (the “Title Policy”) to Purchaser in an amount equal to that portion of the Purchase Price allocated to the Real Property as improved, insuring good, indefeasible fee simple (full ownership) title to the Real Property. The Title Commitment shall provide that the Title Policy when issued shall have all Standard and General Exceptions deleted so as to afford full “extended form coverage,” except for the standard exception as to taxes which shall be limited to taxes for the current and subsequent years “not yet due and payable,” and shall contain such endorsements or other affirmative coverage that the Purchaser reasonably require. At Closing, the Seller shall cause the Title Commitment to be later-dated and the so-called “gap” exception to be deleted to cover the Closing and the recording of the deeds to be delivered at Closing and shall cause the Title Company to deliver to Purchaser a marked Title Commitment or pro forma Title Policy, with endorsements, as directed by Purchaser. The Title Policy shall show that the Real Property is free from all Liens, liabilities and defects in title other than the Permitted Encumbrances. In the event Purchaser requests, and at Purchaser’s expense, the Title Company shall issue a mortgage title policy in an amount up to the Purchase Price which is allocated to the Real Property as improved, at simultaneous issue rates. Seller shall execute such certificates and affidavits as may be reasonably required in connection with the issuance of the Title Policy and any endorsements.

7.03 Survey. Seller shall cause, at Seller’s sole cost and expense, a current ALTA/ASCM “as-built” survey of the Real Property (the “Survey”) to be furnished to Purchaser and the Title Company within 30 days after the date of this Agreement prepared by a registered land surveyor or engineer, licensed in the State of Texas. The Survey shall be acceptable to the Title Company for purposes of deleting standard survey exceptions as provided in Section 7.02 and shall reflect the location and dimension of all improvements visible on the grounds and all dominant and servient easements or servitudes or, rights of way, means of ingress or egress, the physical location of all utilities (to the extent ascertainable by on-site observation or by records provided by Seller, utility companies or other appropriate sources), the location of all streets, highways, alleys and public ways crossing or abutting the Real Property, all encroachments and drainage ditches, whether abutting or interior, of record or on the grounds and such other matters as Purchaser may reasonably require. The Survey shall reflect whether and to the extent any portion of the Real Property lies within the 100-year flood plain. The Survey shall be certified to the Title Company, Purchaser and Purchaser’s lender, if any, in conformance with the current Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys for “urban surveys” and as otherwise directed by Purchaser. The Survey shall reflect that it is a true, correct and accurate representation of the Real Property. The Survey shall reflect such other matters as are necessary for the Title Company to issue the Title Policy free from any survey objection or exceptions whatsoever, other than an exception not objected to or waived by Purchaser and the standard exception for calculation of acreage.

7.04 Casualty. If, prior to the Closing, the Hospital or any other Acquired Asset sustains damage or destruction by fire or other casualty that Seller does not completely repair prior to Closing, the following provisions shall apply:

(a) If (i) such damage or destruction results in any portion of the Hospital being unusable for its current purpose, or (ii) the aggregate cost to repair such damage or destruction, or to replace such damaged or destroyed portion of the Hospital or other Acquired Asset (collectively, the “Cost to Repair”), is greater than One Hundred Thousand Dollars ($100,000) and Seller does not have insurance coverage therefor, Purchaser may elect to either (1) terminate this Agreement as provided in Section 9.01(b) by providing written notice thereof to Seller and, except as set forth in Section 11.02 hereof, all obligations of the parties hereunder shall terminate, or (2) consummate the transactions contemplated by this Agreement and receive a credit against the Cash Portion of the Purchase Price equal to the amount of such Cost to Repair, and thereafter Seller shall have no obligations to repair such damage or destruction.

(b) If the provisions of subsection (a) do not apply, then (i) if Seller has insurance coverage for the Cost to Repair any such damage or destruction, Purchaser may elect either to (1) receive from Seller all of the proceeds of such insurance paid or payable and then pay to Seller the full amount of the Purchase Price, or (2) allow Seller to retain all such insurance proceeds subject to a reduction of the Cash Portion of the Purchase Price equal to the amount of the Cost to Repair; and (ii) if, and to the extent that, the Cost to Repair any such damage or destruction is not covered by insurance, including, without limitation, costs that are subject to a deductible or self-insured retention, the Cash Portion of the Purchase Price shall be reduced by an amount equal to that portion of the Cost to Repair such damage or destruction that is not covered by insurance.

7.05 Condemnation. If, prior to Closing, any part of the Real Property is condemned, or becomes subject to any pending or threatened condemnation by any Governmental Authority, Purchaser may, in its sole discretion, either:

(a) Close the transactions contemplated by this Agreement, in which event all of the condemnation proceeds shall be payable to Purchaser, and Seller shall assign all claims therefor and all right, title and interest therein to Purchaser; or

(b) Elect to terminate this Agreement pursuant to 9.01(b) hereof by providing written notice thereof to Seller within five (5) days after Purchaser receives written notification of such condemnation or threatened condemnation.

7.06 Insurance Ratings. Seller shall take all action reasonably requested by Purchaser to enable Purchaser to succeed to the Workmen’s Compensation and Unemployment Insurance ratings, insurance policies, deposits and other interests of the Seller with respect to the operation of the Hospital and other ratings for insurance or other purposes established by the Seller. Purchaser shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

7.07 Platting. Seller shall cooperate with Purchaser in all respects, both before and after Closing to plat the Real Property and Retained Real Property and receive approval of such plats by the Planning Commission of the City of Garland, Texas, and Seller shall perform all other actions, and prepare and file all other documents as required by law to subdivide the tract of land containing the Real Property and the Retained Real Property.

7.08 Completion and Updating of Schedules.

(a) Seller shall prepare and deliver to Purchaser true, correct and complete copies of all Schedules contemplated by this Agreement as soon as practicable, but not later than the date that this Agreement is executed by the parties.

(b) Between the date that this Agreement is executed by the parties and the Closing Date, Seller shall provide Purchaser with written notice of the occurrence of any event that would result in or constitute a supplement, change or amendment, including without limitation, an addition or deletion, to any Schedule to this Agreement. Within four (4) days of Purchaser’s receipt of such notice, Purchaser shall, by written notice to Seller either (i) accept the proposed supplement, change or amendment as submitted by Seller, or (ii) elect to terminate this Agreement in accordance with the provisions of Section 9.01(b) in the event that the proposed supplement, change or amendment, in Purchaser’s sole and complete discretion, is unacceptable. Upon Purchaser’s written acceptance, the proposed supplemented, changed or amended Schedule shall become for all purposes the Schedule attached to and incorporated into this Agreement.

7.09 Reasonable Efforts. Seller and Purchaser agree that prior to the Closing they will each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

7.10 Cost Report Matters. Seller shall prepare and timely file all cost reports relating to the periods ending on or prior to the Closing Date or required as a result of the consummation of the transactions described herein, including, without limitation, those relating to Medicare, Medicaid, Blue Cross and other third party payors which settle on a cost report basis (the “Seller Cost Reports”). Purchaser shall forward to Seller any and all correspondence relating exclusively to the Seller Receivables, the Seller Cost Reports or rights to settlements and retroactive adjustments on the Seller Cost Reports (“Agency Settlements”) within ten (10) business days of receipt by Purchaser. Purchaser shall not reply to any such correspondence without Seller’s written approval which shall not be unreasonably withheld. Purchaser shall remit any receipts relating to the Seller Receivables, the Seller Cost Reports or the Agency Settlements within ten (10) business days after receipt by Purchaser, and will forward any demand for payments within ten (10) business days. Seller shall retain all rights to the Seller Cost Reports and to the Seller Receivables including, without limitation, any payables resulting therefrom or receivables relating thereto and the right to appeal any Medicare determinations relating to the Agency Settlements and the Seller Cost Reports; provided, that, Purchaser shall have the right to participate in any appeal of a Medicare determination that affects Purchaser. Seller will furnish copies of the Seller Receivables records to Purchaser upon request and allow Purchaser and its representatives reasonable access to such documents.

7.11 Access to Records and Cooperation. Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller in regard to (i) the preparation, filing, handling, and appeals of the Seller Cost Reports and Agency Settlements, (ii) any cost report disputes and/or other claim adjudication matters relative to governmental program reimbursement, (iii) any litigation, claim, arbitration or administrative action involving Seller, Leland or their Affiliates, and (iv) (preparing final billings with respect to patients in the Hospital at the Effective Time. Such cooperation shall include the providing of statistics and obtaining files at the Hospital, if any, the coordination with Seller pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings. Purchaser will, upon reasonable notice, during normal business office hours and at the sole cost and expense of Seller, and subject to applicable law regarding confidentiality of patient records, provide Seller reasonable access to any and all records of the Hospital within Purchaser’s possession and will allow Seller and its representatives to copy any such documents.

7.12 Remit Payments. Purchaser shall within ten (10) business days of receipt by it of any payment of any Seller Receivable or other amount that is a Retained Asset, deliver such amount to Seller.

7.13 Inventory. Purchaser shall have the right to conduct an inventory of the Equipment, personal property and Inventory of the Hospital prior to Closing. Seller shall provide all cooperation to Purchaser necessary to complete such inventory.

7.14 Transfer of Hospital Patients. Purchaser has advised Seller, and Seller has acknowledged that Purchaser does not intend to offer or provide, directly or indirectly, the psychological services and/or related products that are currently being offered and/or provided at the Hospital by Seller. Accordingly, on or prior to the Closing Date, Seller shall take any and all action necessary or appropriate to transfer any patients then receiving psychological services and/or related products at the Hospital to another suitable healthcare facility so that patient care shall not be adversely affected. Any and all transfers of patients by Seller shall be performed in accordance with all applicable laws.

ARTICLE VIII

CONDITIONS OF CLOSING

8.01 Obligation of Purchaser. The obligation of Purchaser to consummate the purchase contemplated by the provisions of this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions (any of which may be waived in writing, in whole or in part, by Purchaser):

(a) Representations and Warranties; Performance. The representations and warranties of Seller and Leland set forth in this Agreement shall be true, correct and complete as of the Closing Date (as though such representations and warranties were made anew at and as of such date) except with respect to the effect of transactions specifically permitted by the provisions of this Agreement, and Seller and Leland shall have duly performed in all material respects all agreements and covenants herein required to be performed by Seller and/or Leland on or before the Closing Date.

(b) Officer’s Certificates. Seller shall have furnished Purchaser with a certificate, executed on behalf of Seller by one of the executive officers of its general partner and dated the Closing Date, confirming the matters expressed in Section 8.01(a) hereof with respect to Seller. Leland shall have furnished Purchaser with a certificate, executed on behalf of Leland by one of its executive officers and dated on the Closing Date, confirming the matters expressed in Section 8.01(a) hereof with respect to Leland.

(c) Certificate of Authorities. Seller shall have furnished to Purchaser (i) certificates of the Secretary of State of Texas, dated as of a date nor more than five (5) business days prior to the Closing Date, attesting to the organization and existence of Seller and the organization and good standing of the General Partner, (ii) a copy certified by the Secretary of State of Texas, as of a date not more, than five (5) business days prior to the Closing Date, of the General Partner’s Articles of Incorporation and all amendments thereto and Seller’s Certificate of Limited Partnership and all amendments thereto, (iii) a copy, certified by the Secretary of the General Partner, of the Bylaws of General Partner, as amended and in effect as of the Closing Date, (iv) a copy, certified by the Secretary of the General Partner, of resolutions duly adopted by the Board of Directors of the General Partner duly authorizing the transactions contemplated in this Agreement, (v) a copy, certified by an executive officer of the General Partner, of Seller’s Agreement of Limited Partnership, including all amendments thereto, and (vi) a copy, certified by an executive officer of the General Partner, of the resolutions duly adopted by Seller’s partners authorizing the transactions contemplated by this Agreement.

(d) Consents and Approvals. All material consents, approvals and novations, on terms satisfactory to Purchaser, of third parties and Governmental Authorities (including, without limitation, the Required Consents) that shall be (i) required to consummate the transactions contemplated hereby or (ii) reasonably necessary to permit Purchaser to operate the Business, shall have been obtained.

(e) Transfer Documents. Purchaser shall have received the Transfer Documents as contemplated in Section 3.03 hereof.

(f) Taxes, Charges, and Fees. Purchaser shall have received verification from Seller, in form and substance satisfactory to Purchaser, that Seller has paid or caused to be paid, any taxes, charges and fees required to be paid by Seller pursuant to Section 3.06 hereof.

(g) Receipt of Opinion of Counsel. Purchaser shall have received an opinion, dated as of the Closing Date, of counsel to Seller and Leland, in substantially the form attached hereto as Exhibit F.

(h) Noncompetition Agreement. Purchaser shall have received the Noncompetition Agreement executed by Seller and Leland.

(i) Title Insurance. Purchaser shall have received the Title Policy contemplated by Section 7.02 hereof. Purchaser acknowledges and agrees that the Title Policy may be actually delivered at a reasonable time following the Closing so long as Purchaser has received at Closing current and binding Title Commitment obligating the Title Company to deliver the Title Policy.

(j) Survey. Purchaser shall have received the Survey contemplated by Section 7.03 hereof and there shall be no changes in the matters reflected in the Survey, and there shall not exist any easement, right-of-way, encroachment, waterway, pond, flood plain, conflict or protrusion with respect to the Real Property not shown on the Survey.

(k) Certificate of Non-Foreign Status. Seller shall have duly executed and delivered Purchaser a Certificate of Non-Foreign Status sufficient in form and substance to relieve Purchaser of all withholding obligations under Section 1445 of the Code.

(l) Environmental Survey. Purchaser shall have determined, in its sole discretion, that any potential environmental liabilities relating to the Real Property or the Business are acceptable to Purchaser.

(m) MAI Appraisal. Seller shall have furnished Purchaser with a copy of an MAI appraisal dated January 29, 2002, with respect to the Real Property, indicating that the Real Property has an appraised fair market value of not less than Ten Million Dollars ($10,000,000.00).

(n) Personal Property Valuation. Seller shall have furnished Purchaser with evidence, satisfactory in both form and substance to Purchaser, that as of the Closing Date the Equipment and the Inventory have an aggregate book value of not less than Three Million Dollars ($3,000,000.00). For purposes of calculating the book value of the Equipment, any Equipment subject to a Personal Property Lease shall be included and any pre-paid rent under any such Personal Property Lease shall also be included.

(o) Insolvency. Neither Seller nor Leland shall (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing their inability to pay their respective debts as they mature, (iv) have been adjudicated a bankrupt, (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking bankruptcy, or an arrangement with creditors under the federal bankruptcy law or other similar law or statute of the United States or any state, nor shall have any such petition have been filed against Seller or Leland.

(p) Approval of Dynacq. The Board of Directors of Dynacq International, Inc., a Nevada corporation and indirect parent corporation of Purchaser, shall have approved this Agreement and the transactions contemplated hereby.

(q) No Changes to Title Commitment. There shall be no change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Real Property not described in the Title Commitment except for the Permitted Exceptions.

(r) No Violation of Law. There shall be no violation of law against the Real Property imposed or threatened in writing.

(s) No Litigation or Condemnation. There shall be no litigation or condemnation commenced or threatened that affects any of the Real Property.

(t) Transfer of Hospital Patients. All patients at the Hospital shall have been transferred to another suitable healthcare facility as contemplated by Section 7.14 hereof.

At Closing, Seller shall certify to Purchaser as part of the Officer’s Certificate pursuant to Section 8.02(b) that to its actual knowledge none of the items listed above shall have occurred; provided that if Seller shall obtain knowledge of any matter that would cause a violation of any of the above prior to the Closing, Seller agrees to promptly notify Purchaser in writing of such matter and Seller shall disclose such violation in the Officer’s Certificate. If any of conditions (a) through (t) above are not fully satisfied by Closing, Purchaser’s sole remedy shall be either (a) to terminate this Agreement by written notice to Seller, whereupon this Agreement shall be cancelled and, thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other (except for the obligations that expressly survive termination), or (b) proceed with Closing of the transaction hereunder notwithstanding such condition.

8.02 Obligation of Seller. The obligation of Seller to consummate the sale contemplated by the provisions of this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions (any of which may be waived in writing, in whole or in part, by Seller):

(a) Representations and Warranties; Performance. The representations and warranties of Purchaser set forth in this Agreement shall be true, correct and complete as of the Closing Date (as though such representations and warranties were made anew at and as of such date) except with respect to the effect of transactions specifically permitted by the provisions of this Agreement, and Purchaser shall have duly performed in all material respects all agreements and covenants herein required to be performed by Purchaser on or before the Closing Date.

(b) Officer’s Certificates. Purchaser shall have furnished Seller with a certificate, executed on behalf of Purchaser by one of the executive officers of its general partner and dated the Closing Date, confirming the matters expressed in Section 8.02(a) hereof.

(c) Certificate of Authorities. Purchaser shall have furnished to Seller (i) certificates of the Secretary of State of Texas, dated as of a date nor more than five (5) business days prior to the Closing Date, attesting to the organization and good standing of Purchaser and the organization and good standing of its general partner, (ii) a copy certified by the Secretary of State of Texas, as of a date not more than five (5) business days prior to the Closing Date, of the Articles of Organization and all amendments thereto of Purchaser’s general partner, (iii) a copy certified by the Secretary of the general partner of Purchaser, of the Regulations of Purchaser’s general partner, as amended and in effect as of the Closing Date, (iv) a copy, certified by the Secretary of Purchaser’s general partner, of resolutions duly adopted by the sole manager of such general partner duly authorizing the transactions contemplated in this Agreement, (v) a copy, certified by an executive officer of Purchaser’s general partner, of Purchaser’s Agreement of Limited Partnership, including all amendments thereto, and (vi) a copy, certified by an executive officer of Purchaser’s general partner, of the resolutions adopted by Purchaser’s partners authorizing the transaction contemplated by this Agreement.

(d) Consents and Approvals. All material consents, approvals and novations, on terms satisfactory to Seller, of third parties and Governmental Authorities (including, without limitation, the Required Consents) that shall be (i) required to consummate the transactions contemplated hereby or (ii) reasonably necessary to permit Purchaser to operate the Business, shall have been obtained.

(e) Assumption Instrument. Seller shall have received from Purchaser the Assumption Instrument as contemplated by Section 3.04 hereof.

ARTICLE IX

TERMINATION OF AGREEMENT

9.01 Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time on or prior to the Closing as follows:

(a) by the written consent of Purchaser and Seller;

(b) by Purchaser, (i) if there is or occurs an inaccuracy in any material respect in the representations and warranties of Seller or Leland set forth in this Agreement, which inaccuracy is not capable of being cured by August 29, 2003, (ii) if there has been a breach in any material respect of a covenant of Seller or Leland, or a failure in any material respect on the part of Seller or Leland to comply with their respective obligations hereunder, and such breach or failure is not capable of being cured by August 29, 2003, (iii) if there occurs any casualty with respect to the Hospital or any Acquired Asset and the terms and conditions of Section 7.04 hereof are satisfied, (iv) if any portion of the Real Property is condemned or threatened to be condemned by any Governmental Authority and the terms and conditions of Section 7.05 hereof are satisfied, (v) if any proposed supplement, change or amendment to any Schedule submitted by Seller to Purchaser is unacceptable to Purchaser and the terms and conditions of Section 7.08 hereof are satisfied, or (vi) if any of the conditions set forth in Section 8.01 hereof are not satisfied on or before August 29, 2003;

(c) by Seller, (i) if there is or occurs an inaccuracy in any material respect in the representations and warranties of Purchaser set forth in this Agreement, which inaccuracy is not capable of being cured by August 29, 2003, (ii) if there has been a breach in any material respect on the part of Purchaser to comply with its obligations hereunder, and such breach or failure is not capable of being cured by August 29, 2003, or (iii) if any of the conditions set forth in Section 8.02 hereof are not satisfied on or before August 29, 2003; or

(d) by Purchaser or Seller if the Closing Date shall not have occurred before September 3, 2003, for any reason other than the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations hereunder or the breach or inaccuracy in any material respect of a representation or warranty made by such party; provided, that, any such failure, breach or inaccuracy by Leland shall be deemed a failure, breach or inaccuracy by Seller for purposes of this subsection (d).

9.02 Obligations Upon Termination. Except for obligations provided in Section 11.02 hereof, in the event that this Agreement is terminated pursuant to the provisions of Section 9.01(a) or (d) hereof, Seller shall have no obligation to Purchaser and Purchaser shall have no obligation to Seller. In the event that Seller or Purchaser shall terminate this Agreement pursuant to Section 9.01(b) or (c) hereof, respectively, the right of Purchaser or Seller, as the case may be, to pursue any and all rights it may have at law or equity or hereunder shall survive unimpaired.

ARTICLE X

INDEMNIFICATION

10.01 Indemnification by Purchaser. From and after the Closing Date, Purchaser shall indemnify, defend and hold Seller and Leland harmless from and against and reimburse Seller for any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, “Liabilities”) that may be incurred by, imposed upon or asserted against Seller arising from: (i) any failure of Purchaser to assume, pay, perform and discharge the Assumed Liabilities; (ii) any action, claim, judicial or other proceeding asserted by any third party against Seller with respect to any of the Assumed Liabilities; and (iii) any inaccuracy in or breach of any representation, warranty, covenant, obligation or agreement of Purchaser contained herein or in any document or instrument delivered pursuant hereto.

10.02 Indemnification by Seller and Leland. From and after the Closing Date, Seller and Leland shall indemnify, defend and hold Purchaser harmless from and against and reimburse Purchaser for any and all Liabilities that may be incurred by, imposed upon or asserted against Purchaser arising from or relating to: (i) any failure of Seller to assume, pay, perform and discharge the Retained Liabilities; (ii) any action, claim, judicial or other proceeding asserted by any third party against Purchaser with respect to any of the Retained Liabilities; (iii) any inaccuracy in or breach of any representation, warranty, covenant, obligation or agreement of Seller or Leland contained herein, or in any document or instrument delivered pursuant hereto; and (iv) the operation of the Business or the ownership, use or sale of the Acquired Assets by Seller prior to the Effective Time (including, without limitation, any contractual, tax, product, warranty, tort or other Liability whatsoever). Purchaser may withhold from Seller any payment otherwise due to Seller pursuant to the Note and offset the full amount of such claim for indemnification against the amount due to Seller pursuant to the Note in accordance with Section 10.05 hereof.

10.03 Notification of Claim. Each indemnified party under this Article X will promptly, and within ten (10) days after notice to such indemnified party of any claim as to which it asserts a claim for indemnification, notify the indemnifying party of such claim and the amount thereof; provided, however, that the failure to give such notification shall not relieve the indemnifying party from any liability which it may have pursuant to the provisions of this Article X as long as the failure to give such notice within such time is not prejudicial to the indemnifying party. Notice to an indemnified party for the purpose of the preceding sentence shall mean the filing of any legal action, receipt of any claim in writing or similar form of actual notice.

10.04 Defense of Claim. If any claim for indemnification by any indemnified party arises out of a claim by a person other than such indemnified party, the indemnifying party may, by written notice to the indemnified party, undertake to conduct any proceedings or negotiations in connection therewith or necessary to defend the indemnified party and take all other steps or proceedings to settle or contest such claim, including, but not limited to, the employment of counsel; provided, however, that the indemnifying party shall reasonably consider the advice of the indemnified party as to the defense and settlement of such claim and the indemnified party shall have the right to participate, at its own expense, in such defense, but control of such litigation and settlement shall remain with the indemnifying party. The indemnified party shall provide all reasonable cooperation in connection with any such defense by the indemnifying party. Counsel and auditor fees, filing fees and court fees of all proceedings, contests or lawsuits with respect to any such claim shall be borne by the indemnifying party. If any such claim is made hereunder and the indemnifying party elects not to undertake the defense thereof by written notice to the indemnified party, the indemnified party shall be entitled to indemnification with respect thereto pursuant to the terms of this Article X. To the extent that the indemnifying party undertakes the defense of such claim by written notice to the indemnified party and diligently pursues such defense at its expense, the indemnified party shall be entitled to indemnification hereunder only to the extent that such defense is unsuccessful as determined by a final judgment of a court of competent jurisdiction, or by written acknowledgment of the parties. If any claim for indemnification by Purchaser arises out of a claim by Purchaser, then Purchaser shall be entitled to immediate indemnification hereunder pursuant to Section 10.05 hereof.

10.05 Offset. In the event that Purchaser shall exercise its right to offset provided in Section 10.02 any such offset shall be collected by reducing the amount owed by Purchaser to Seller in the following manner (i) first, to the extent of the principal amount outstanding on the Note, then (ii) to the extent of any accrued interest on the Note. Purchaser shall provide Seller with written notice of any proposed offset, including a reasonably detailed description of the basis for such offset, not less than ten (10) days prior to the effectiveness of such offset.

10.06 Subrogation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the indemnified party with respect to all persons or entities relating to the matter for which indemnification has been made.

ARTICLE XI

MISCELLANEOUS

11.01 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, any Exhibit or Schedule hereto or any certificate, agreement or document delivered in connection with the transactions contemplated hereby shall survive the consummation of the transactions contemplated by this Agreement and any investigation on the part of the parties hereto and shall continue in full force and effect after the Closing for a period of one (1) year from the Closing Date at which time they shall expire and no party shall any longer be liable with respect thereto, except as to claims made in respect thereof in writing by any other party or any other indemnitee on or before the expiration of such one-year period; provided, however, that the representations and warranties contained in Sections 4.01, 4.02, 4.03, 4.06, 4.13, 4.15, 4.17, 4.19, 4.21, 4.23, 5.01, 5.02 and 5.03 shall survive indefinitely. The covenants and agreements of the parties hereto set forth in this Agreement shall not be affected by the expiration of any representation or warranty pursuant to this Section 11.01 and shall survive indefinitely.

11.02 Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its own counsel, accountants or other experts, and all expenses incurred by such party incident to the negotiation, preparation, execution, consummation, and performance of this Agreement and the transactions contemplated hereby.

11.03 Notices. All notices, requests and other communications under this Agreement shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given if delivered personally, or sent by either certified or registered mail, return receipt requested, postage prepaid, by overnight courier guaranteeing next day delivery, or by facsimile, addressed as follows:

(a)	If to Seller or Leland:

Garland Physicians’ Hospital, Ltd.

c/o Leland Medical Centers, Inc.

5800 Granite Parkway, Suite 850

Plano, Texas 75024

Attn: Charles L. Simons

Facsimile No.: (972) 731-8042

With a required copy to:

Wayne M. Whitaker, General Counsel

5800 Granite Parkway, Suite 850

Plano, Texas 75024

Facsimilie No. (972) 731-8042

or at such other address or facsimile number as Seller or Leland may have advised Purchaser in writing; and

(b)	If to Purchaser:

Vista Hospital of Dallas, L.P.

c/o Dynacq International, Inc.

4301 Vista Road

Pasadena, Texas 77504

Attn: Philip S. Chan

Facsimile No.: (713) 378-1966

With a required copy to:

Hallett & Perrin, P.C.

2001 Bryan Street

Suite 3900

Dallas, Texas 75201

Attn: William W. Meier, III, Esq.

Facsimile No.: (214) 922-4170

or at such other address or facsimile number as Purchaser may have advised Seller and Leland in writing.

All such notices, requests and other communications shall be deemed to have been received on the date of delivery thereof, if delivered by hand, on the fifth day after the mailing thereof, if mailed, on the next day after the sending thereof, if by overnight courier, and when receipt is acknowledged, if faxed.

11.04 Waivers and Amendments. No amendment or waiver of any provision of this Agreement, nor consent to any departure therefrom, shall be effective unless the same be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

11.05 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign any of its rights hereunder or any interest herein without the prior written consent of the other parties hereto.

11.06 Exhibits and Schedules. The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof for all purposes. As used herein, the expression “this Agreement” means this document and such Exhibits and Schedules.

11.07 Governing Law. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS.

11.08 Jurisdiction and Venue. Any judicial proceeding brought by or against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in any Federal or State court sitting in Dallas County, State of Texas, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the exclusive jurisdiction and venue of the aforesaid courts as trial courts, expressly waives any objection which such party may have now or hereafter to the laying of the venue or to the jurisdiction of any such suit, action or proceeding, and irrevocably agrees to be bound by any final non-appealable judgment rendered in connection witthis Agreement.

11.09 Number and Gender. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

11.10 Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

11.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision of its severance from this Agreement.

11.12 Entirety. This Agreement contains the agreement and understanding among the parties with respect to the matters addressed herein and supersedes all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein.

11.13 Publicity. Except as otherwise required by law, until the existence of this Agreement is publicly disclosed, no party hereto shall issue any press release or make any other public statement, in either case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties to the contents and the manner of presentation and publication thereof, which approval shall not be unreasonably withheld.

11.14 Attorneys’ Fees. In the event that any action or proceeding is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the party to such action or proceeding may receive as part of any award, judgment, decision or other resolution of such action or proceeding its costs and attorneys’ fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

11.15 Third Party Beneficiaries. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assigns any rights or remedies under or by reason of this Agreement.

11.16 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURCHASER:	VISTA HOSPITAL OF DALLAS, L.P.

By: Vista Dallas, L.L.C., its General Partner

	By:	/s/ PHILIP S. CHAN
	Printed Name:	Philip S. Chan
	Title:	Manager

SELLER:	GARLAND PHYSICIANS’ HOSPITAL, LTD.

By: LMC GPH, Inc., its General Partner

	By:	/s/ CHARLES L. SIMONS
	Printed Name:	Charles L. Simons
	Title:	Chairman

LELAND:	LELAND MEDICAL CENTERS, INC.

	By:	/s/ CHARLES L. SIMONS
	Printed Name:	Charles L. Simons
	Title:	President